Exhibit 10.2

EXECUTION VERSION

Privileged

BACKSTOP AGREEMENT

AMONG

AMC ENTERTAINMENT HOLDINGS, INC.,

EACH OF THE OTHER CREDIT PARTIES LISTED ON SCHEDULE 1 HERETO, AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of July 10, 2020

i

SCHEDULES

Schedule 1	Guarantors
Schedule 2	Backstop Commitments

Page

Schedule 3	Initial Backstop Parties
Schedule 4	Consents

EXHIBITS

Exhibit A	Transaction Support Agreement
Exhibit B	Form of Funding Notice
Exhibit C	Form of Weil, Gotshal & Manges LLP Closing Opinion

v

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (together with the exhibits attached hereto and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of July 10, 2020, is made by and among:

(i)	AMC ITD, LLC, AMC License Services, LLC, American Multi-Cinema, Inc., and AMC Card Processing Services, Inc. (each a “Guarantor” and together the “Guarantors”) and AMC Entertainment Holdings, Inc. (the “Issuer” and, together with the Guarantors, the “Credit Parties”); and

(ii)	each of the Backstop Parties (as defined below).

Each Credit Party and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Issuer and the applicable Subordinated Notes Indentures Trustees (as defined below) are parties to the applicable Subordinated Notes Indentures (as defined below), under which (i) the 2024 and 2026 Notes (as defined below) were issued in the original aggregate principal amount of £500,000,000 and $595,000,000, respectively; (ii) the 2025 Notes (as defined below) were issued in the original aggregate principal amount of $600,000,000; and (iii) the 2027 Notes (as defined below) were issued in the original aggregate principal amount of $475,000,000. The current principal amount outstanding of the 2024 and 2026 Notes is £500,000,000 and $595,000,000, respectively, the current principal amount outstanding of the 2025 Notes is $600,000,000, and the current principal amount outstanding of the 2027 Notes is $475,000,000 such that the current principal amount outstanding of the Subordinated Notes is $1,670,000,000 and £500,000,000;

WHEREAS, prior to the date hereof, the Parties have negotiated the terms of the Transaction (as defined below) in good faith and at arm’s length, as set forth and as specified in (i) the Transaction Support and Standstill Agreement (including all exhibits attached thereto, the “Transaction Support Agreement”), dated as of the date hereof, entered into by and among the Credit Parties and certain Consenting Noteholders (as defined therein) party thereto, attached hereto as Exhibit A, and (ii) the Offering Memorandum used in connection with the Exchange Offer and Consent Solicitation (as defined below) and the Rights Offering (as defined below) for the New First Lien Notes (as defined below);

WHEREAS, the Transaction will be effectuated through: (i) an amendment to the existing exchange offer conducted by the Credit Parties to exchange any and all of the Subordinated Notes for, among other things, Second Lien Subordinated Notes in the aggregate principal amount of approximately $1.7 billion as described in the Offering Memorandum (as so amended, the “Exchange Offer”), and a related consent solicitation (the “Consent Solicitation”) to remove substantially all of the covenants in the Subordinated Notes Indentures (together, the “Exchange Offer and Consent Solicitation”), which the Company will hold open for a minimum of ten (10) Business Days, (ii) the issuance of the New First Lien Notes by the Issuer to the Participating Holders (as defined in the Offering Memorandum) pursuant to the Rights Offering and to the Backstop Parties pursuant to the Backstop Commitment (as defined below), each on the terms described herein and in the Offering Memorandum (such transactions in clauses (i) and (ii) collectively referred to herein as the “Transaction”);

WHEREAS, in connection with the Transaction and pursuant to this Agreement, and in accordance with the Offering Memorandum, the Credit Parties will conduct a rights offering for the Rights Offering Notes (as defined below); and

WHEREAS, subject to the terms and conditions contained in this Agreement, each Backstop Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed New First Lien Notes, if any;

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules attached hereto), the following terms shall have the respective meanings specified therefor below:

“2024 and 2026 Notes” means each of the £500,000,000 in aggregate principal amount of 6.375% Senior Subordinated Notes due 2024 and the $595,000,000 in aggregate principal amount of 5.875% Senior Subordinated Notes due 2026, in each case issued by the Issuer pursuant to the 2024 and 2026 Notes Indenture.

“2024 and 2026 Notes Claims” means any Claims arising under or related to the 2024 and 2026 Notes Indenture.

“2024 and 2026 Notes Indenture” means that certain indenture, dated November 8, 2016 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuer, each of the guarantors named therein and the 2024 and 2026 Notes Indenture Trustee.

“2024 and 2026 Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the 2024 and 2026 Notes Indenture.

“2025 Notes” means the $600,000,000 in aggregate principal amount of 5.75% Senior Subordinated Notes due 2025, issued by AMC Entertainment Inc. pursuant to the 2025 Notes Indenture.

“2025 Notes Claims” means any Claims arising under or related to the 2025 Notes Indenture.

“2025 Notes Indenture” means that certain indenture, dated June 5, 2015 (as amended, modified, or otherwise supplemented from time to time), by and among AMC Entertainment Inc., each of the guarantors named therein and the 2025 Notes Indenture Trustee.

“2025 Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the 2025 Notes Indenture.

“2027 Notes” means the $475,000,000 in aggregate principal amount of 6.125% Senior Subordinated Notes due 2027, issued by the Issuer pursuant to the 2027 Notes Indenture.

“2027 Notes Claims” means any Claims arising under or related to the 2027 Notes Indenture.

“2027 Notes Indenture” means that certain indenture, dated March 17,2017 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuer, each of the guarantors named therein and the 2027 Notes Indenture Trustee.

“2027 Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the 2027 Notes Indenture.

“Additional Silver Lake First Lien Notes” means the $100 million of additional first lien notes under the Additional Silver Lake First Lien Notes Indenture (with identical terms, other than issuance price, to the New First Lien Notes) purchased by Silver Lake on the closing date of the Exchange Offers at a cash price of 90% of their principal amount less a 2% arranger fee in cash.

“Additional Silver Lake First Lien Notes Indenture” means the indenture (separate from the New First Lien Notes Indenture) to be entered into by and among the Credit Parties and U.S. Bank National Association, as the initial trustee and collateral agent, pursuant to which the Additional Silver Lake First Lien Notes will be issued. For the avoidance of doubt, the Additional Silver Lake First Lien Notes Indenture shall be separate from the New First Lien Notes Indenture.

“Advisors” means (i) Milbank LLP and (ii) Guggenheim Securities, LLC., in their capacities as legal, financial and strategic advisors, as applicable, to the Backstop Parties.

“Affiliate” or “Affiliated” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Backstop Party shall be deemed an Affiliate of the Credit Parties or any of their Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of, or any recapitalization, repurchase, exchange or amendment of a material portion of the indebtedness of, any of the Credit Parties, other than the Transaction.

“Available New First Lien Notes” means the Unsubscribed New First Lien Notes and (subject to the Oversubscription Rights of any other holders of Subordinated Notes Claims in the Rights Offering, which shall have priority with respect to any allocation of Rights Offering Notes) the Rights Offering Notes that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Amount” has the meaning set forth in Section 2.4(a)(vi) hereof.

“Backstop Commitment” has the meaning set forth in Section 2.2(b) hereof.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, such Backstop Party’s percentage of the Backstop Commitment as set forth adjacent to such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Backstop Commitment Premiums” has the meaning set forth in Section 3.1 hereof.

“Backstop Party” or “Backstop Parties” means, relating to any Backstop Commitment, either (A) an actual or beneficial holder or holders of such Backstop Commitment, including the signatory therefor, its affiliates and its and their respective accounts and funds advised or managed by any of them, or other entities that hold Subordinated Notes directly or indirectly on their behalf (or their applicable designees), or (B) an actual or beneficial holder or holders of Backstop Commitments (or their applicable designees), which for the avoidance of doubt, in the case of an investment fund or separate account managed or advised by an investment manager, adviser, or sub-adviser, shall mean such investment manager, adviser or sub-adviser on behalf of such investment fund or separate account unless otherwise identified by the Backstop Party on such Backstop Party’s signature page. With respect to any signatory to this Agreement, the applicable definition of Backstop Party as between clauses (A) and (B) above shall be either (x) identified on a strictly confidential basis to Weil, Gotshal & Manges LLP by Milbank LLP or (y) as identified by the Backstop Party on such Backstop Party’s signature page.

“Backstop Party Default” means, with respect to any Backstop Party, (x) such Backstop Party fails to (i) fully exercise all of its Subscription Rights pursuant to and in accordance with the Rights Offering in accordance with Section 2.2(a) hereof or (ii)  deliver and pay the aggregate Purchase Price payable by it for its Backstop Commitment Percentage of any Unsubscribed New First Lien Notes by the Closing Date in accordance with Section 2.4 hereof or (y) such Backstop Party denies or disaffirms its obligations in writing (electronic or otherwise) pursuant to Section 2.2(a) or Section 2.4 hereof.

“Backstop Party Replacement” has the meaning set forth in Section 2.3(a) hereof.

“Backstop Party Replacement Period” has the meaning set forth in Section 2.3(a) hereof.

“Backstop Party Withdrawal Replacement” has the meaning set forth in Section 10.5(b) hereof.

“Backstop Party Withdrawal Replacement Period” has the meaning set forth in Section 10.5(b) hereof.

“Backstop Premiums” has the meaning set forth in Section 3.1 hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended from time to time).

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are not open for business.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Class A Common Stock” means the Class A common stock of AMC Entertainment Holdings, Inc.

“Closing” has the meaning set forth in Section 2.5(a) hereof.

“Closing Date” has the meaning set forth in Section 2.5(a) hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in the Offering Memorandum.

“Collateral Agent” means GLAS Trust Company LLC, as Collateral Agent under the New First Lien Notes Indenture.

“Consent Solicitation” has the meaning set forth in the Recitals.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.

“Convertible Notes” means the Company’s 2.95% Senior Convertible Notes due 2024 issued pursuant to the Convertible Notes Indenture in the principal amount of $600.0 million.

“Convertible Notes Exchange” means collectively (a) an amendment and exchange pursuant to which the maturity of the Convertible Notes is extended from September 15, 2024 to May 1, 2026 and a first-priority lien on the Collateral is granted to secure indebtedness thereunder and the Second Lien Subordinated Notes are permitted thereunder to be secured by a second-priority lien on the same Collateral, and (b) Silver Lake’s purchase of Additional Silver Lake First Lien Notes at a cash price of 90% of their principal amount less a 2% arranger fee in cash and its consent to the $100 million of additional basket availability of first lien obligations as provided under the terms of the New First Lien Notes and Second Lien Subordinated Notes.

“Convertible Notes Indenture” means the Indenture dated as of September 14, 2018, pursuant to which the Convertible Notes were issued, between the Company, the guarantors party thereto and U.S. Bank National Association, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time, as such may be amended or exchanged pursuant to the Convertible Notes Exchange.

“Credit Agreement” means that certain loan facility credit agreement, dated as of April 30, 2013 (as amended, modified, or otherwise supplemented from time to time), among the Issuer, and certain subsidiaries of the Issuer as borrowers and guarantors, the Credit Agreement Agent and the financial institutions from time to time party thereto as lenders.

“Credit Agreement Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Credit Agreement.

“Credit Agreement Facility” means the loan facility entered into by the Issuer pursuant to the Credit Agreement.

“Credit Parties” has the meaning set forth in the Preamble.

“DCIP” has the meaning set forth in Section 4.16 hereof.

“Dealer Manager” means Moelis & Company LLC.

“Dealer Manager Agreement” means the Dealer Manager Agreement, dated June 3, 2020, by and among the Credit Parties and the Dealer Manager, as amended and restated on July 10, 2020.

“Defaulting Backstop Party” means the applicable defaulting Backstop Party in respect of a Backstop Party Default that is continuing.

“Definitive Documents” means this Agreement, the Transaction Support Agreement (including the exhibits attached thereto), the New First Lien Notes Indenture, the Second Lien Subordinated Notes Indenture, Additional Silver Lake First Lien Notes Indenture, Offering Memorandum, the Subscription Agreements, the Subscription Escrow Agreement, the Registration Rights Agreement, the Security Documents, the Intercreditor Agreement, the Intercreditor Agreement Joinder and any such other documentation, agreements or supplements referred to herein or therein or otherwise contemplated hereby.

“DTC” means The Depository Trust Company.

“Enforceability Limitations” has the meaning set forth in Section 4.12 hereof.

“Environmental Laws” has the meaning set forth in Section 4.30 hereof.

“Equity Interests” means all shares of capital stock, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” has the meaning set forth in the Recitals.

“Exchange Offer and Consent Solicitation” has the meaning set forth in the Recitals.

“Existing First Lien Notes” means the $500,000,000 in aggregate principal amount of 10.5% Subordinated Notes due 2025, issued by the Issuer pursuant to the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” means that certain indenture, dated April 14, 2020 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuer, each of the guarantors named therein and the Existing First Lien Notes Indenture Trustee.

“Existing First Lien Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the Existing First Lien Notes Indenture.

“FCPA” has the meaning set forth in Section 4.35 hereof.

“Funding Amount” has the meaning set forth in Section 2.4(a)(vi) hereof.

“Funding Commitment” has the meaning set forth in Section 2.2(b) hereof.

“Funding Notice” has the meaning set forth in Section 2.4(a) hereof.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Guarantors” means each of the guarantors of the New First Lien Notes.

“Guggenheim Engagement Letter” means that certain engagement letter between the Issuer and Guggenheim Securities, LLC dated as of May 1, 2020.

“Indemnified Claim” has the meaning set forth in Section 9.2 hereof.

“Indemnified Person” has the meaning set forth in Section 9.1 hereof.

“Indemnifying Party” has the meaning set forth in Section 9.1 hereof.

“Initial Backstop Commitment Percentage” means, with respect to any Initial Backstop Party, the percentage set forth adjacent to such Backstop Party’s name under the column titled “Initial Backstop Commitment Percentage” on Schedule 3 hereof (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Initial Backstop Commitment Percentage” in this Agreement means the Initial Backstop Commitment Percentage in effect at the time of the relevant determination.

“Initial Backstop Party” shall mean a Backstop Party identified on Schedule 3 hereof (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

“Initial Backstop Premium” has the meaning set forth in Section 3.1 hereof.

“Intercreditor Agreement” means the first lien/second lien intercreditor agreement entered into on the Closing Date between the collateral agent under Second Lien Subordinated Notes Indenture and (among others) the collateral agent under the Existing First Lien Notes Indenture.

“Intercreditor Agreement Joinder” means the first lien intercreditor agreement joinder entered into on the Closing Date by the collateral agent for the New First Lien Notes and (among others) the collateral agent for the collateral agent for the Senior Credit Facilities.

“Issuer” has the meaning set forth in the Preamble.

“IT Systems” has the meaning set forth in Section 4.40 hereof.

“Launch Date” has the meaning set forth in Section 7.5 hereof.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lien” has the meaning set forth in each of the 2024 and 2026 Notes Indenture, 2025 Notes Indenture and 2027 Notes Indenture.

“Losses” has the meaning set forth in Section 9.1 hereof.

“Material Adverse Effect” has the meaning set forth in Section 4.15 hereof.

“Milbank Fee Letter” means that certain fee letter between the Issuer and Milbank LLP dated as of July 9, 2020.

“Money Laundering Laws” has the meaning set forth in Section 4.32 hereof.

“New First Lien Notes” means the 10.5% First Lien Senior Secured Notes due 2026 to be issued by the Issuer.

“New First Lien Notes Indenture” means the indenture to be dated the Closing Date among the Issuer, the Guarantors, the Trustee and the Collateral Agent pursuant to which the New First Lien Notes are issued.

“Odeon Facility” means that certain Revolving Credit Agreement dated as of December 7, 2017 between Odeon Cinemas Group Limited, Odeon Cinemas Limited, the guarantors party thereto, Lloyds Bank PLC, as the agent, security trustee and security agent, the lenders party thereto and the other parties party thereto, as amended, supplemented or otherwise modified.

“Offering Memorandum” means the offering memorandum (including any amendment or supplement thereto consented to by the Requisite Backstop Parties) relating to the Exchange Offer and Consent Solicitation, the Rights Offering in the form attached as Exhibit C to the Transaction Support Agreement.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 10.4(c) hereof.

“Oversubscription Amount” has the meaning set forth in Section 2.4(a)(iv) hereof.

“Oversubscription Premium” means a cash amount equal to 20.0% of the principal amount of New First Lien Notes sold by the Company in the Rights Offering pursuant to the Oversubscription Rights.

“Oversubscription Rights” shall have the meaning ascribed to such term in the Offering Memorandum.

“Party” has the meaning set forth in the Preamble.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Personal Data” has the meaning set forth in Section 4.40 hereof.

“Purchase Price” means $1,000 per $1,000 principal amount of Rights Offering Notes or the Unsubscribed New First Lien Notes, as applicable.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by the Credit Parties or any of their Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Registration Rights Agreement” means the registration rights agreement relating to the registration of shares of Class A Common Stock issued under the Backstop Commitment Premiums to be entered into as of the Closing Date, which agreement shall be in form and substance consistent with the terms set forth in the Transaction Term Sheet attached as Exhibit A to the Transaction Support Agreement, and otherwise in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Related Fund” means (i) any investment funds or other entities who are advised by one or more Affiliated investment advisors, (ii) any investment advisor with respect to an investment fund or entity it advises and (iii) any other entities that hold Subordinated Notes directly or indirectly on behalf of the undersigned entities, their affiliates and their and their affiliates’ respective accounts and funds managed or advised by any of them.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, in each case solely in their respective capacity as such.

“Related Purchaser” means, with respect to any Backstop Party, a creditworthy Affiliate or Related Fund of such Backstop Party, as applicable.

“Replacement Backstop Parties” has the meaning set forth in Section 2.3(a) hereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Backstop Parties” means the Backstop Parties holding at least a majority (or, solely with respect to Section 8.2 hereof, 66 2/3%) of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited; provided, however, that the votes and commitments of any Defaulting Backstop Party shall be excluded from the calculation of Backstop Commitment Percentages for purposes of this definition.

“Rights Offering” means the rights offering for the issuance of up to $200 million of New First Lien Notes pursuant to the Offering Memorandum and the Subscription Agreements.

“Rights Offering Expiration Time” means 5:00 p.m., New York City time, on the date that is ten (10) Business Days following the date of the commencement of the Rights Offering or as may be extended by the Credit Parties with the consent of the Requisite Backstop Parties in accordance herewith.

“Rights Offering Notes” means the New First Lien Notes issuable in the Rights Offering, upon the exercise of Subscription Rights or Oversubscription Rights pursuant to the Offering Memorandum and the Subscription Agreements.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Notes (including funding the applicable Purchase Price thereof) in accordance with the Offering Memorandum.

“Rights Offering Subscription Agent” means Global Bondholder Services Corporation, or another subscription agent appointed by the Credit Parties and reasonably satisfactory to the Requisite Backstop Parties.

“Sanctioned Country” has the meaning set forth in Section 4.36 hereof.

“Sanctioned Persons” has the meaning set forth in Section 4.34 hereof.

“Sanctions” means any economic or financial sanctions imposed, administered or enforced by the United States (including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union or any of its member states, the United Nations Security Council or the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.33 hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Subordinated Notes” means the 10%/12% Cash/PIK Toggle Second Lien Subordinated Secured Notes due 2026 to be issued by the Issuer.

“Second Lien Subordinated Notes Indenture” means the indenture dated as of the Closing Date, among the Issuer, the Guarantors, the Trustee and the Collateral Agent pursuant to which the Second Lien Subordinated Notes are issued.

“Second Lien Subordinated Notes Indenture Trustee” means GLAS Trust Company LLC, in its capacity as trustee under Second Lien Subordinated Notes Indenture.

“Section 4(a)(2)” means Section 4(a)(2) of the Securities Act.

“Securities” means the Rights Offering Notes, the Unsubscribed New First Lien Notes, the Second Lien Subordinated Notes and the Class A Common Stock, in each case as exchanged, transferred and sold in accordance with this Agreement, the Transactions and the Offering Memorandum.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the security agreement, dated as of the Closing Date, together with any deeds of trusts and other agreements or instruments evidencing or creating a security interest by any Credit Party in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the New First Lien Notes, and any intercreditor agreement or other agreement or instrument setting forth the relative priorities of any such security interest.

“Senior Debt Facilities” means the Credit Agreement Facility, the Existing First Lien Notes and the Odeon Facility.

“Settlement Date” means the settlement date for the Exchange Offer that is expected to occur five Business Days after the Rights Offering Expiration Time.

“Significant Terms” means, collectively, (i) the definitions of “Purchase Price,” “Requisite Backstop Parties,” and “Significant Terms” and (ii) the terms of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Article III, Section 8.2, Article IX, Section 10.5 and Section 11.7 hereof.

“Silver Lake” means Silver Lake Alpine, L.P., Silver Lake Partners V, L.P., their affiliates and any funds, partnerships or other coinvestment vehicles managed, advised or controlled by the foregoing or their respective affiliates (other than the Credit Parties or any portfolio company).

“Subordinated Notes” means, collectively, the 2024 and 2026 Notes, the 2025 Notes and the 2027 Notes.

“Subordinated Notes Claims” means, collectively, the 2024 and 2026 Notes Claims, the 2025 Notes Claims and the 2027 Notes Claims.

“Subordinated Notes Indentures” means, collectively, the 2024 and 2026 Notes Indenture, the 2025 Notes Indenture and the 2027 Notes Indenture.

“Subordinated Notes Indentures Trustees” means, collectively, the 2024 and 2026 Notes Indenture Trustee, the 2025 Notes Indenture Trustee and the 2027 Notes Indenture Trustee.

“Subscription Account” has the meaning set forth in Section 2.4(a)(vii) hereof.

“Subscription Agreements” means, collectively, each subscription agreement between the Issuer and a holder of Subordinated Notes pursuant to the Rights Offering and the Exchange Offer as described in the Offering Memorandum in the form attached as Exhibit F to the Transaction Support Agreement.

“Subscription Amount” has the meaning set forth in Section 2.4(a)(iii) hereof.

“Subscription Commitment” has the meaning set forth in Section 2.2(a) hereof.

“Subscription Rights” means those certain rights to purchase the Rights Offering Notes at the Purchase Price, which the Issuer will issue to the holders of Subordinated Notes Claims pursuant to the Rights Offering, but not including the Oversubscription Rights.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50.0%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Support Agreement” has the meaning set forth in the Recitals.

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) a Backstop Commitment, or the act of any of the aforementioned actions.

“Trustee” means GLAS Trust Company LLC, as Trustee under the New First Lien Notes Indenture.

“UKBA” has the meaning set forth in Section 4.35 hereof.

“Unsubscribed New First Lien Notes” means the Rights Offering Notes that have not been duly purchased by the holders of Subordinated Notes Claims in the Rights Offering, after taking into account the Oversubscription Amount, and excluding (for the avoidance of doubt) any Available New First Lien Notes.

“Withdrawal Replacement Backstop Parties” has the meaning set forth in Section 10.5(b) hereof.

“Withdrawing Backstop Party” has the meaning set forth in Section 10.5(b) hereof.

Section 1.2            Construction. In this Agreement, unless the context otherwise requires:

(a)           references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)           references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(c)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)           the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e)           the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f)            “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g)           references to “day” or “days” are references to calendar days;

(h)           references to “the date hereof” means the date of this Agreement;

(i)            unless otherwise specified, references to a statute means such statute as amended from time to time, and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j)            references to “dollars” or “$” are references to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1            The Rights Offering. On and subject to the terms and conditions hereof, the Credit Parties shall conduct the Exchange Offer and Rights Offering pursuant to, and in accordance with, the Offering Memorandum, this Agreement, the Subscription Agreements and the Transaction Support Agreement, including the exhibits attached thereto.

Section 2.2            The Subscription Commitment and Backstop Commitment.

(a)           On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, (i) to validly tender or cause and/or direct the valid tender of (and to not validly withdraw, or cause and/or direct the valid withdrawal of) all of their respective Subordinated Notes identified on the signature page to the Transaction Support Agreement executed by such Backstop Party or acquired subsequent to the date hereof and prior to the Rights Offering Expiration Time, for exchange in the Exchange Offer, (ii) to fully exercise, or cause and/or direct the full exercise of, all Subscription Rights that are properly issued in respect of such Subordinated Notes tendered for exchange, pursuant to the Rights Offering and (iii) to duly purchase, or cause and/or direct the due purchase of, on the Closing Date, all Rights Offering Notes issuable on account of such Backstop Party’s Subordinated Notes Claims pursuant to such Backstop Party’s Subscription Agreements (the “Subscription Commitment”).

(b)           On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, to purchase or cause to be purchased, and the Issuer agrees to sell to such Backstop Party (or to its designee in accordance with Section 2.8 hereof), on the Closing Date for the Purchase Price, the principal amount of Unsubscribed New First Lien Notes equal to such Backstop Party’s Backstop Commitment Percentage multiplied by the aggregate principal amount of Unsubscribed New First Lien Notes, rounded among the Backstop Parties solely to avoid the issuance of New First Lien Notes in amounts that do not comply with the minimum denomination requirements set forth in the New First Lien Indenture, as the Backstop Parties may determine in their sole discretion. The obligations of the Backstop Parties to purchase such Unsubscribed New First Lien Notes as described in this Section 2.2(b) and set forth on Schedule 2 shall be referred to as the “Backstop Commitment” and, together with the Subscription Commitment, the “Funding Commitment.”

Section 2.3            Backstop Party Default.

(a)           With respect to the Rights Offering, during the two (2) Business Day period after receipt of written notice from the Credit Parties to all Backstop Parties of a Backstop Party Default, which notice shall be given promptly to all Backstop Parties substantially concurrently following the occurrence of such Backstop Party Default (such two (2) Business Day period, the “Backstop Party Replacement Period”), the Backstop Parties (other than any Defaulting Backstop Party) shall have the right, but not the obligation, to make arrangements for one or more of the Backstop Parties (other than any Defaulting Backstop Party) to purchase all or any portion of the Available New First Lien Notes (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the non-defaulting Backstop Parties electing to purchase all or any portion of the Available New First Lien Notes (such Backstop Parties, the “Replacement Backstop Parties”). Any such Available New First Lien Notes purchased by a Replacement Backstop Party (i) shall be included, among other things, in the determination of (x) the Unsubscribed New First Lien Notes to be purchased by such Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Backstop Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Backstop Party for purposes of the definition of the “Requisite Backstop Parties” and (ii) shall not be included in the determination of the New First Lien Notes (other than Unsubscribed New First Lien Notes) to be purchased by such Replacement Backstop Party for all purposes hereunder. If a Backstop Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Backstop Party Replacement to be completed within the Backstop Party Replacement Period. Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Credit Parties and the Requisite Backstop Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of any Backstop Party Replacement in compliance with this Section 2.3(a). For the avoidance of doubt, the rights of any Replacement Backstop Parties to any such Available New First Lien Notes shall be subject in all respects to the Oversubscription Rights of any other holders of Subordinated Notes Claims in the Rights Offering, which shall have priority with respect to any allocation of Rights Offering Notes.

(a)           Notwithstanding anything in this Agreement to the contrary, if a Backstop Party or an Initial Backstop Party is a Defaulting Backstop Party, it shall not be entitled to any portion of the Backstop Premiums applicable solely to such Defaulting Backstop Party provided, or to be provided, under or in connection with this Agreement.

(b)           Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New First Lien Notes.

(c)           For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 10.6 hereof, but subject to Section 11.10 hereof, no provision of this Agreement shall relieve any Defaulting Backstop Party from any liability hereunder, or limit the availability of the remedies set forth in Section 11.9 hereof, in connection with a Defaulting Backstop Party’s Backstop Party Default under this Article II or otherwise.

Section 2.4            Funding.

(a)           No later than 11:59 p.m., New York City time, on the first (1st) Business Day following the Rights Offering Expiration Time, and in any event at least three (3) Business Days prior to the Closing Date, the Rights Offering Subscription Agent shall deliver to each Backstop Party a written notice substantially in the form of Exhibit B attached hereto (the “Funding Notice”) of:

(i)            the aggregate principal amount of Rights Offering Notes elected to be purchased by the Rights Offering Participants pursuant to their Subscription Rights and the aggregate Purchase Price therefor;

(ii)           the aggregate principal amount of Rights Offering Notes (x) elected to be purchased by the Rights Offering Participants pursuant to their Oversubscription Rights and (y) that is actually determined to be issued and sold by the Issuer to the Rights Offering Participants pursuant to the Oversubscription Rights;

(iii)          the aggregate principal amount of Rights Offering Notes (excluding any Unsubscribed New First Lien Notes and excluding the Oversubscription Amount) to be issued and sold by the Issuer pursuant to Subscription Rights held on account of the Subordinated Notes Claims of such Backstop Party and the aggregate Purchase Price therefor (as it relates to each Backstop Party, such Backstop Party’s “Subscription Amount”);

(iv)         the aggregate principal amount of Rights Offering Notes (excluding any Unsubscribed New First Lien Notes and excluding the Subscription Amount) to be issued and sold by the Issuer pursuant to Oversubscription Rights on account of the Subordinated Notes Claims of such Backstop Party (the “Oversubscription Amount”);

(v)          the aggregate principal amount of Unsubscribed New First Lien Notes, if any, and the aggregate Purchase Price required for the purchase thereof;

(vi)         the aggregate principal amount of Unsubscribed New First Lien Notes, if any, to be issued and sold by the Issuer on account of the Backstop Commitments of such Backstop Party (based upon such Backstop Party’s Backstop Commitment Percentage) and the aggregate Purchase Price therefor (as it relates to each Backstop Party, such Backstop Party’s “Backstop Amount,” and, together with the Subscription Amount and Oversubscription Amount, the “Funding Amount”); and

(vii)        the account information (including wiring instructions) for the escrow account with GLAS Americas LLC, in its capacity as escrow agent, to which such Backstop Party shall deliver and pay the Funding Amount (the “Subscription Account”); provided, that if a Backstop Party notifies the Credit Parties of its intention to pay and deliver its Funding Amount directly to the Credit Parties (either pursuant to the proviso under Section 2.4(b) or otherwise), the “Subscription Account” applicable to such Backstop Party for the purposes of this Article 2 shall be an account of the Issuer.

The Credit Parties shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Backstop Party may reasonably request.

(b)           One (1) Business Day prior to the Closing Date, each Backstop Party shall deliver and pay, or cause to be delivered and paid, its aggregate Funding Amount (net of any Backstop Premiums or Oversubscription Premium due and payable in cash by the Issuer to such Backstop Party) by wire transfer in immediately available funds in U.S. dollars into the Subscription Account in satisfaction of such Backstop Party’s aggregate Backstop Commitment; provided, that any fund that is prohibited from paying or delivering funds prior to the Closing Date, as identified to the Issuer, Weil, Gotshal & Manges LLP and to Milbank LLP prior to the Expiration Date in writing, shall pay and deliver such funds prior to 10:00 a.m. New York City time on the Closing Date to a segregated account of the Issuer as set forth under the Funding Notice. The Subscription Account shall be established with GLAS Americas LLC or such other escrow agent as is reasonably satisfactory to the Requisite Backstop Parties and the Company pursuant to an escrow agreement(s) in form attached as Exhibit F to the Transaction Support Agreement (the “Subscription Escrow Agreement”). The Subscription Escrow Agreement shall require that funds due and payable by the Issuer under the Milbank Fee Letter and the Guggenheim Fee Letter shall be paid directly to Milbank LLP and Guggenheim Securities, LLC upon release of the amounts in the Subscription Account pursuant to the terms of the Subscription Escrow Agreement. If this Agreement is terminated in accordance with its terms, the funds held in the Subscription Account shall be released, and each Backstop Party or its applicable Affiliates shall receive from the Subscription Account the cash amount actually funded to the Subscription Account by such Backstop Party or Affiliate, without any interest, promptly following such termination.

(c)           For the avoidance of doubt, (i) no Backstop Party shall have any obligation to deliver or pay, or cause to be delivered and paid any amounts, including the Funding Commitment, to the Credit Parties or into the Subscription Account under this Agreement or the Subscription Agreement unless and until the Funding Notice is delivered to such Backstop Party and (ii) notwithstanding anything to the contrary in the Subscription Agreements, no Backstop Party shall be required to deliver or pay, or cause to be delivered and paid its Funding Amount prior to the date so required in Section 2.4(b) above.

Section 2.5            Closing.

(a)           Subject to the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VIII (other than conditions that by their terms are to be satisfied at the Closing), unless otherwise mutually agreed in writing between the Credit Parties and the Requisite Backstop Parties, the closing of the Backstop Commitments pursuant to this Agreement and of the Subscription Amount and Oversubscription Amount pursuant to the Subscription Agreements (the “Closing”) shall take place via electronic mail in portable document format (.pdf), on the Settlement Date. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)           At the Closing, the Issuer will issue the New First Lien Notes (x) to each Backstop Party (or to its designee in accordance with Section 2.7 hereof) against payment of such Backstop Party’s Backstop Amount, in satisfaction of such Backstop Party’s Backstop Commitment, pursuant to this Agreement, and (y) to each applicable counterparty to a Subscription Agreement, against payment of the applicable Subscription Amount and Oversubscription Amount, as the case may be, pursuant to the applicable Subscription Agreements. The New First Lien Notes and shares of Class A Common Stock will be delivered pursuant to this Section 2.5(b) and Section 3.1, respectively into the account of the applicable Backstop Party or its designee, and pursuant to the applicable Subscription Agreement into the account of the applicable counterparty, through the facilities of DTC. For the avoidance of doubt, the Class A Common Stock will be held on the books and records of the transfer agent appointed by the Credit Parties for such purpose. Notwithstanding anything to the contrary in this Agreement, all New First Lien Notes will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Credit Parties.

(c)           To the extent a Backstop Party or its applicable Affiliate is (i) a “qualified institutional buyer” under the Securities Act, the Issuer shall deliver the Securities due with a “144A CUSIP”; (ii) not a “U.S. Person” as defined in Rule 902 under the Securities Act, the Issuer shall deliver the Securities due with a “Regulation S CUSIP”; or (iii) Institutional “Accredited Investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, the Issuer shall deliver the Securities due with an “IAI CUSIP.”

Section 2.6            No Transfer of Backstop Commitments.

(a)           Except as expressly set forth in Section 2.6(b) hereof, no Backstop Party (or any permitted transferee thereof) may Transfer all or any portion of its Backstop Commitment to any other Person, including, for the avoidance of doubt, the Credit Parties or any of the Credit Parties’ Affiliates.

(b)           Each Backstop Party may Transfer all or any portion of its Backstop Commitment to any other Backstop Party that is not a Defaulting Backstop Party. In the event of a Transfer in accordance with this Section 2.6(b), such transferring Backstop Party shall have no liability under this Agreement arising solely from or related to the failure of such transferee Backstop Party to comply with the terms of this Agreement on or after the effective date of such Transfer and shall have no further obligations under this Agreement as of the effective date of such Transfer with respect to such Backstop Commitment.

(c)           Any Transfer of Backstop Commitments made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Backstop Party, and shall not create (or be deemed to create) any obligation or liability of any other Backstop Party or any Credit Party to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Backstop Party (or any permitted transferee thereof) to Transfer any of the New First Lien Notes or any interest therein.

Section 2.7            Designation Rights.

(a)           Each Backstop Party shall have the right to designate by written notice to the Credit Parties, sent no later than the later of (x) two (2) Business Days prior to the Closing Date or (y) one (1) Business Day following the receipt of a final Funding Notice, that some or all of the Unsubscribed New First Lien Notes and Rights Offering Notes that it is obligated to purchase and/or cause to be purchased hereunder, or some or all of the shares of Class A Common Stock to be issued under the Backstop Commitment Premiums, be issued in the name of and delivered to a Related Purchaser of such Backstop Party upon receipt by the Credit Parties of payment therefor, as applicable, in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Credit Parties and signed by such Backstop Party and each such Related Purchaser, (ii) specify the principal amount of Unsubscribed New First Lien Notes and Rights Offering Notes and/or the number of shares of Class A Common Stock to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 6.4 through 6.6 hereof as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.7(a) shall relieve such Backstop Party from its obligations under this Agreement.

Section 2.8            Notification of Aggregate Principal Amount of Exercised Subscription Rights and Oversubscription Rights. Upon request from (i) the Requisite Backstop Parties, or (ii) the Advisors, from time to time prior to the Rights Offering Expiration Time (and any permitted extensions thereto), the Credit Parties shall promptly notify, or cause the Rights Offering Subscription Agent to promptly notify, the Backstop Parties of the aggregate principal amount of each of the Subscription Rights and the Oversubscription Rights known by the Credit Parties or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.

Section 2.9            Rights Offering. The Rights Offering shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) or Regulation S under the Securities Act, each in accordance with the Offering Memorandum, or another available exemption from registration under the Securities Act.

ARTICLE III

BACKSTOP PREMIUMS

Section 3.1           The Backstop Premiums Payable by the Credit Parties. Subject to Section 3.2 hereof, as consideration for the Backstop Commitment and the other agreements of the Backstop Parties in this Agreement, the Credit Parties shall pay or cause to be paid a nonrefundable aggregate premium to (i) each Backstop Party that is not a Defaulting Backstop Party or its applicable designees (a) cash in an amount equal to the product of (X) $20.0 million minus the Oversubscription Premium and (Y) such Backstop Party’s Backstop Commitment Percentage, plus (b) shares of Class A Common Stock in an amount equal to the product of (X) 5,000,000 and (Y) such Backstop Party’s Backstop Commitment Percentage rounded to the nearest share (in aggregate, the “Backstop Commitment Premiums”) and (ii) each Initial Backstop Party that is a Backstop Party that is not a Defaulting Backstop Party or its applicable designees cash in an amount equal to the product of (X) $4.0 million and (Y) such Initial Backstop Party’s Initial Backstop Commitment Percentage (in aggregate, the “Initial Backstop Premium” and, together with the Backstop Commitment Premiums, the “Backstop Premiums”). The Backstop Premiums shall be payable in accordance with Section 2.5(b) and Section 3.2 hereof to the Backstop Parties (including any Replacement Backstop Party designated under Section 2.3(a) hereof, but excluding any Defaulting Backstop Party) or their designees at the time the payment of the Backstop Premiums is made. If an Initial Backstop Party is a Defaulting Backstop Party or a Withdrawing Backstop Party, its share of the Initial Backstop Premium shall be instead paid to the Initial Backstop Parties that are non-Defaulting Backstop Parties or non-Withdrawing Backstop Parties or their applicable designees, as applicable, proportionately with the applicable Initial Backstop Commitment Percentage, and if all Initial Backstop Parties are Defaulting Backstop Parties or Withdrawing Backstop Parties, then the Initial Backstop Premium shall not be payable. The provisions for the payment of the Backstop Premiums, and the indemnification provided herein, are an integral part of the Transaction contemplated by this Agreement, and without these provisions the Backstop Parties would not have entered into this Agreement.

Section 3.2            Payment of the Backstop Premiums. The Backstop Premiums shall be fully earned and nonrefundable and shall be paid by the Credit Parties, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Backstop Premiums will be payable regardless of the amount of Unsubscribed New First Lien Notes (if any). The Credit Parties shall satisfy their obligation to pay the Backstop Premiums on the Closing Date by (i) paying to each Backstop Party or its applicable designees the cash amounts required under Section 3.1(i)(a) above to the accounts that shall be provided by such Backstop Party, (ii) delivering and registering the number of shares of Class A Common Stock to the accounts provided by each Backstop Party or its applicable designees required by Section 3.1(i)(b) above and (iii) paying to each Initial Backstop Party or its applicable designees the cash amounts required under Section 3.1(ii) above to the accounts that shall be provided by such Initial Backstop Party (in each case, to the extent such amounts have not been netted out of the Funding Amount paid or caused to be paid by such Backstop Party). Each Backstop Party agrees to provide to the Credit Parties any information reasonably required by the Credit Parties to allow such Backstop Party or its applicable designees to become the registered owner of shares of Class A Common Stock on the books and records of the transfer agent appointed by the Credit Parties for such purpose.

Section 3.3            Tax Treatment. The Parties agree to treat the Backstop Premiums as a premium payment in exchange for the issuance by the Backstop Parties to the Issuer of a put right with respect to the New First Lien Notes and the Second Lien Subordinated Notes, as applicable, and shall file all Tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, Tax returns or otherwise) unless there is a change in applicable Law or unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Except as publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval System prior to the date hereof (excluding any disclosure contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive or forward looking in nature), each of the Credit Parties, jointly and severally, hereby represents and warrants to the Backstop Parties as set forth below.

Section 4.1           Disclosure in the Offering Memorandum. The Offering Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the date hereof and on the Closing Date, the Offering Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.2            [Reserved]

Section 4.3            No Offers. None of the Issuer, its Affiliates or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Securities Act.

Section 4.4            No General Solicitation. None of the Issuer, its Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Securities; and each of the Issuer, its Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

Section 4.5            Rule 144A(d)(3). The Securities (other than the Class A Common Stock) satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

Section 4.6            No Registration. Assuming the accuracy of the representations of the Backstop Parties in Section 6 hereof, of the Dealer Manager in the Dealer Manager Agreement and holders tendering Subordinated Notes into the Exchange Offers, no registration under the Securities Act of the Securities is required for the offer and sale of the Securities to the Backstop Parties in the manner contemplated herein and in the Offering Memorandum.

Section 4.7            Investment Company Act. Neither the Issuer nor any Guarantor is, and after giving effect to the Transactions, will not be, an “investment company” as defined in the Investment Company Act of 1940.

Section 4.8            No Payments for Solicitation. Neither the Issuer nor any Guarantor has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuer (except as contemplated in this Agreement, the Dealer Manager Agreement and as described in the Offering Memorandum).

Section 4.9            Due Incorporation. Each of the Issuer and its subsidiaries has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited liability company or partnership, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, with requisite power and authority (corporate and other) to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Offering Memorandum, and has been duly qualified as a foreign corporation, limited liability company or partnership, as applicable, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction, except where the failure to be so duly qualified as a foreign corporation, limited liability company or partnership, as applicable, or in good standing in such foreign jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10         Authorized Shares. All of the outstanding shares of capital stock of the Issuer and each of its subsidiaries has been duly and validly authorized and issued and is fully paid and nonassessable, and, except as otherwise set forth in the Offering Memorandum, all outstanding shares of capital stock or membership interests of the subsidiaries of the Issuer are owned by the Issuer either directly or through wholly owned subsidiaries and are free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances; and, except as set forth in the Offering Memorandum, there are no warrants, options, subscriptions, convertible or exchange securities or preemptive or similar rights in respect of the Issuer’s capital stock. The Issuer has all consents, approvals and authorizations necessary for the issuance of the shares of Class A Common Stock to be issued pursuant to the Transactions, and the Issuer has full right, power and authority to sell, assign, transfer and deliver the shares of Class A Common Stock to the Backstop Parties. The shares of Class A Common Stock have been duly authorized for issuance and sale to the Backstop Parties and, when issued and delivered by the Issuer, will be validly issued as fully paid and nonassessable shares.

Section 4.11         Disclosure. The statements in the Offering Memorandum under the headings “Certain United States Federal Income Tax Consequences” and “Description of New First Lien Notes” fairly summarize in all material respects the matters therein described.

Section 4.12         Due Authorization and Enforceability. (i) Each Definitive Document has been duly authorized by each Credit Party party thereto, and, assuming due authorization, execution and delivery by the other parties thereto, when executed and delivered by the Credit Parties party thereto, will constitute a legal, valid, binding instrument enforceable against the each Credit Party party thereto in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect, to general principles of equity (whether considered in a proceeding in equity or at law)) (collectively, the “Enforceability Limitations”); (ii) each of the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture (including, in each case, with respect to the Guarantors, the guarantees contained therein) has been duly authorized by the Credit Parties party thereto and, assuming due authorization, execution and delivery thereof by the Trustee and the Second Lien Subordinated Notes Indenture Trustee, respectively, when executed and delivered by the Credit Parties party thereto, will constitute a legal, valid, binding instrument enforceable against each Credit Party party thereto in accordance with its terms (subject to the Enforceability Limitations); (iii) the New First Lien Notes and the Second Lien Subordinated Notes have been duly authorized by the Issuer, and (if applicable), when executed and authenticated in accordance with the provisions of the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture, as applicable, and delivered to and paid for pursuant to the Definitive Documents, will have been duly executed and delivered by the Issuer and will constitute the legal, valid and binding obligations of the Issuer enforceable against it in accordance with their terms and entitled to the benefits of the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture, as applicable (subject, in each case, to the Enforceability Limitations); (iv) the guarantees under the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture have been duly authorized by each Guarantor, and, when the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture have been executed and authenticated in accordance with the provisions thereof and delivered to and paid for pursuant to the Definitive Documents, will constitute the legal, valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their terms and entitled to the benefits of the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture, as applicable (subject, in each case, to the Enforceability Limitations).

Section 4.13         Security Documents. Each of the Security Documents has been duly authorized by each Credit Party, to the extent a party thereto, and, assuming due authorization, execution and delivery by each of the other parties thereto, and when executed and delivered by each Credit Party, to the extent a party thereto, will constitute a legal and binding agreement of the each applicable Credit Party, enforceable against such Credit Party in accordance with its terms (subject to the Enforceability Limitations). The Security Documents, when executed and delivered in connection with the sale of the New First Lien Notes and Second Lien Subordinated Notes, will create in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the New First Lien Notes and Second Lien Subordinated Notes, valid and enforceable security interests in and liens on the Collateral (subject, solely as to enforceability, to the Enforceability Limitations) and, upon the filing of appropriate Uniform Commercial Code financing statements in United States jurisdictions previously identified to the Collateral Agent and the Trustee and the taking of the other actions, in each case as further described in the Security Documents, the security interests and liens granted pursuant thereto will constitute a perfected security interest in and lien on all right, title and interest of the applicable Credit Parties, in the Collateral described therein, and such security interests will be enforceable in accordance with the terms contained therein (subject, solely as to enforceability, to the Enforceability Limitations) against all creditors of any grantor or mortgagor and subject only to Permitted Liens (as defined in the Offering Memorandum under the section “Description of New First Lien Notes”).

Section 4.14         No consent. No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the Transactions or the Definitive Documents, except (i) such as may be required under the “Blue Sky” laws of any jurisdiction in which the Securities are offered and sold, (ii) to perfect the Collateral Agent’s security interests granted pursuant to the Security Documents and the related financing statements and (iii) as shall have been obtained or made prior to the Closing Date.

Section 4.15         No Conflict. None of the execution and delivery of the Definitive Documents, the execution and delivery of the Security Documents, the execution and delivery of the New First Lien Notes Indenture, the Second Lien Subordinated Notes Indenture, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Issuer or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its subsidiaries or any of its or their properties; except with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Issuer and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”) or a material adverse effect on the performance of this Agreement or the Transaction.

Section 4.16         Consolidated Financial Statements. The consolidated historical financial statements and schedules of the Issuer and its consolidated subsidiaries included or incorporated by reference in the Offering Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Issuer and its consolidated subsidiaries, and Digital Cinema Implementation Partners, LLC (“DCIP”) and its consolidated subsidiaries, as applicable, as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The summary financial data set forth under the caption “Summary—Summary Consolidated Historical Financial and Other Data” in the Offering Memorandum fairly present, on the basis stated in the Offering Memorandum, the information included or incorporated by reference therein. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Offering Memorandum fairly present the information called for in all material respects and have been prepared in accordance with the SEC Commission’s rules and guidelines applicable thereto.

Section 4.17         Legal Proceedings. Other than as set forth in the Offering Memorandum, there are no legal or governmental proceedings pending to which the Issuer or any of its subsidiaries is a party or of which any property of the Issuer or any of its subsidiaries is the subject which, if determined adversely to the Issuer or any of its subsidiaries (i) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement, the Definitive Documents, the Security Documents or the consummation of the Transaction or (ii) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the best of the Issuer’s and the Guarantors’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 4.18          Properties. The Issuer and each of its subsidiaries own or lease all such properties as are necessary to the conduct of their respective operations as presently conducted, except as would not materially interfere with the use made and proposed to be made of such properties or reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the Offering Memorandum or as would not reasonably be expected to result in a Material Adverse Effect, the Issuer and each of its subsidiaries have good and marketable title to all the properties and assets reflected as owned in the Offering Memorandum, including the owned Real Properties in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except for Permitted Liens (as defined in the New First Lien Notes Indenture). Except as otherwise disclosed in the Offering Memorandum or as would not reasonably be expected to result in a Material Adverse Effect, the Real Property, improvements, equipment and personal property held under lease by the Issuer and its subsidiaries are held under valid and enforceable leases.

Section 4.19         Intellectual Property. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Issuer and each of its subsidiaries (i) owns or otherwise possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, domain names, copyrights and registrations and applications thereof, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property necessary for the conduct of its respective businesses, (ii) has no reason to believe that the conduct of its respective businesses infringe, violate or conflict with any such right of others and (iii) has not received any written notice of any claim of infringement, violation or conflict with, any such rights of others.

Section 4.20         No Violation. The Issuer and its subsidiaries are not in violation or default of (i) any provision of its respective charter or bylaws (or similar organizational documents), (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which they are a party or bound or to which their respective property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Issuer or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or such subsidiary, or any of their respective properties, as applicable, except with respect to clauses (ii) and (iii) where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the performance of this Agreement or the Transaction.

Section 4.21         KPMG. KPMG LLP, who have certified certain financial statements of the Issuer and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules incorporated by reference in the Offering Memorandum, are an independent registered public accounting firm with respect to the Issuer within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

Section 4.22         CohnReznick. CohnReznick LLP, who have audited certain financial statements of DCIP and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules incorporated by reference in the Offering Memorandum, are independent auditors with respect to DCIP within the meaning of Rule 101 of the American Institute of Certified Public Accountant’s Code of Professional Conduct and its interpretations and rulings.

Section 4.23          Tax Returns. The Issuer and its subsidiaries have filed all foreign, federal, state and local Tax returns that are required by Law to be filed or have requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and have paid all Taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except (i) for any such Tax, assessment, fine or penalty that is currently being contested in good faith and for which adequate reserves have been provided; (ii) as would not reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business; or (iii) as set forth in or contemplated in the Offering Memorandum (exclusive of any amendment or supplement thereto).

Section 4.24          Labor. No labor problem or dispute with the employees of the Issuer or any of its subsidiaries exists or, to the Issuer’s knowledge, is threatened or imminent, and the Issuer is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries principal suppliers, contractors or customers, that would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Offering Memorandum (exclusive of any amendment or supplement thereto).

Section 4.25          Dividends. No subsidiary of the Issuer is currently prohibited, directly or indirectly, from paying any dividends to the Issuer, from making any other distribution on such subsidiary’s capital stock, from repaying to the Issuer any loans or advances to such subsidiary from the Issuer or from transferring any of such subsidiary’s property or assets to the Issuer or any other subsidiary of the Issuer, except as described in or contemplated by the Offering Memorandum (exclusive of any amendment or supplement thereto) or as would not reasonably be expected to have a Material Adverse Effect.

Section 4.26          Insurance. (i) The Issuer and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks in such amounts and subject to such self-insurance retentions as are prudent and customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Issuer or any of the subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; (iii) the Issuer and each of its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Issuer or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and (iv) the Issuer and its subsidiaries have no reason to believe that they will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Offering Memorandum (exclusive of any amendment or supplement thereto).

Section 4.27          Licenses. The Issuer and each of its subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders and other concessions of and from all governmental agencies that are necessary to own or lease their properties and conduct their business as described in the Offering Memorandum, except where the failure to have such licenses, franchises, permits, authorizations, approvals or orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the best actual knowledge of the Issuer and the Guarantors, the Issuer and any such subsidiary have not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

Section 4.28          Internal Controls. The Issuer and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Offering Memorandum fairly present the information called for in all material respects and have been prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Issuer and its subsidiaries’ internal controls over financial reporting are effective and the Issuer and its subsidiaries are not aware of any material weakness in their internal controls over financial reporting.

Section 4.29           Disclosure Controls. The Issuer and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and to the extent required thereunder, such disclosure controls and procedures are effective.

Section 4.30          Environmental Laws. Other than as set forth in the Offering Memorandum, to the best actual knowledge of the Issuer and the Guarantors, the Issuer and its subsidiaries are not in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any Real Property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Issuer and the Guarantors are not aware of any pending investigation which might lead to such a claim. Other than as set forth in the Offering Memorandum (exclusive of any amendment or supplement thereto), there is no judgment, decree, injunction, rule, writ or order of any governmental entity or arbitrator under any Environmental Laws outstanding against the Issuer and its subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.31          ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of ERISA, and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Issuer or any of its subsidiaries; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Issuer or any of its subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Issuer and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Issuer and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Financial Accounting Standards Board Accounting Standards Codification No. 715: Compensation-Retirement Benefits) of the Issuer and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Issuer and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA; or (iv) the filing of a claim by one or more employees or former employees of the Issuer or any of its subsidiaries related to their employment. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Issuer or any of its subsidiaries may have any liability.

Section 4.32          Money Laundering. The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer and the Guarantors, threatened.

Section 4.33         Sarbanes-Oxley. There is and has been no failure on the part of the Issuer and any of the Issuer’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

Section 4.34         OFAC. Neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer and the Guarantors, any director, officer, agent, employee or Affiliate of the Issuer or any of its subsidiaries (i) is currently subject to any Sanctions (such persons, “Sanctioned Persons”) or other relevant sanctions authority, and (ii) will use the proceeds of this offering, directly or indirectly, to fund or facilitate the activities of any Sanctioned Persons or entity or any country, region or territory that is, at the time of such funding or facilitation, subject to Sanctions or any person or entity located in a country, region or territory subject to Sanctions (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury).

Section 4.35         Anti-bribery. Neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer and the Guarantors, any director, officer, agent, employee or Affiliate of the Issuer or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act of 2010, each as may be amended, and the rules and regulations thereunder (the “FCPA” and “UKBA”, respectively), or other applicable anti-bribery laws and regulations), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, the UKBA or other applicable anti-bribery laws and regulations; and the Issuer, its subsidiaries and, to the knowledge of the Issuer and the Guarantors, its and their respective Affiliates have conducted their businesses in compliance with the FCPA, the UKBA or other applicable anti-bribery laws and regulations, and have instituted and maintain and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.36         Sanctions. Neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer and the Guarantors, any director, officer, agent, employee or Affiliate of the Issuer or any of its subsidiaries, is a person that is, or is 50.0% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country, region or territory (including at the time of this agreement, Cuba, Iran, North Korea, Syria and Crimea) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

Section 4.37         Statistical Data. The statistical and market-related data and forward-looking statements included in the Offering Memorandum are based on or derived from sources that the Issuer and its subsidiaries believe to be reliable and accurate and represent their good faith estimates that are made on the basis of data derived from such sources.

Section 4.38          Prohibited Dealings. The Issuer and its subsidiaries have not engaged in any dealings or transactions with or for the benefit of Sanctioned Persons, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Issuer or any of its subsidiaries have any plans to deal or transact with Sanctioned Persons, or with or in Sanctioned Countries.

Section 4.39          [Reserved]

Section 4.40          Information Technology. (i) There have been no material breaches or violations of (or unauthorized access to) the Issuer or its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications and databases (collectively, the “IT Systems”) or any personal, personally identifiable, sensitive, confidential or regulated data (collectively, “Personal Data”) processed or stored by or on behalf of the Issuer or its subsidiaries, except for those that have been remedied without material cost or liability or the duty to notify any regulator, nor are there any pending internal investigations of the Issuer or its subsidiaries relating to the same and (ii) the Issuer and its subsidiaries are presently in compliance in all material respects with all applicable laws, statutes and regulations and contractual obligations relating to the privacy and security of IT Systems and Personal Data.

ARTICLE V

[Reserved]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 6.1            Incorporation. Such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 6.2            Corporate Power and Authority. Such Backstop Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each Definitive Document to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the Definitive Documents to which such Backstop Party is a party.

Section 6.3            Execution and Delivery. This Agreement and each Definitive Document to which such Backstop Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) will constitute valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.4            No Registration. Such Backstop Party understands that the Securities issued to any Backstop Party in satisfaction of the Backstop Commitment and the non-cash portion of the Backstop Commitment Premiums (a)  have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. Such Backstop Party represents and warrants that it has not engaged and will not engage in “general solicitation” or “general advertising” (each within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of the Unsubscribed New First Lien Notes, Rights Offering Notes or shares of the Class A Common Stock issued to such Backstop Party in satisfaction of the non-cash portion of the Backstop Commitment Premiums, in each case under circumstances that would cause the offering or issuance of the Unsubscribed New First Lien Notes, the Rights Offering Notes or shares of the Class A Common Stock issued in satisfaction of the non-cash portion of the Backstop Commitment Premiums under this Agreement not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2), the provisions of Regulation D or any other applicable exemption.

Section 6.5            Purchasing Intent. Each Backstop Party is acquiring the Unsubscribed New First Lien Notes issued to such Backstop Party, in satisfaction of its Backstop Commitment, in each case, for its own account or for the account of its Affiliates, as applicable, and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and each such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

Section 6.6            Sophistication; Evaluation. Such Backstop Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Rights Offering Notes and the Unsubscribed New First Lien Notes, as applicable. Such Backstop Party is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Backstop Party is a sophisticated institutional accredited investor, and such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties of the Credit Parties expressly set forth in this Agreement or any other Definitive Document, such Backstop Party has conducted and relied upon its own due diligence investigation of the Credit Parties and independently evaluated the merits and risks of its decision to enter into this Agreement and the Transaction Support Agreement and to invest in the Securities. Such Backstop Party acknowledges that (x) Moelis & Company LLC (“Moelis”) has not made any recommendation to such Backstop Party as to whether or not it should enter into this Agreement or the Transaction Support Agreement or invest in the Securities and (y) it has not relied on Moelis in making its investment decision of whether or not to invest in the Securities. Such Backstop Party agrees not to assert any claim against Moelis in connection with such Backstop Party’s decision to enter into this Agreement or the Transaction Support Agreement or to invest in the Securities.

Section 6.7            Subordinated Notes. Solely with respect to the Backstop Parties for purposes of this Section 6.7, as of the date hereof, each Backstop Party or its Affiliates, as applicable, is the beneficial owner, or has investment or voting discretion or control with respect to funds or accounts for the beneficial owners, of the aggregate principal amount of Subordinated Notes set forth on the signature page to the Transaction Support Agreement executed by such Backstop Party.

Section 6.8            No Conflict. The execution and delivery by such Backstop Party of this Agreement and the other Definitive Document to which it is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the Transaction contemplated herein and therein will not (a) result in any violation of the provisions of the organizational or governing documents of such Backstop Party, or (b) result in any violation of any Law or Order applicable to such Backstop Party or any of its properties.

Section 6.9            Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement and each other Definitive Document to which such Backstop Party is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the Transaction (including the purchase by each Backstop Party of its Backstop Commitment Percentage or its portion of the Rights Offering Notes) contemplated herein and therein.

Section 6.10          No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than with respect to the Definitive Documents) that would give rise to a valid Claim against such Backstop Party for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed New First Lien Notes, as applicable to such Backstop Party.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1            Commercially Reasonable Efforts. Without in any way limiting any other respective obligation of the Credit Parties or any Backstop Party in this Agreement, each of the Credit Parties and (solely with respect to clauses (iii) and (iv) below) each of the Backstop Parties shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the Transaction contemplated by this Agreement, including using commercially reasonable efforts in:

(i)            timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and timely taking all actions as are reasonably necessary to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)           defending any causes of action, suits, or legal or regulatory proceedings or any other action taken by any Person in any way challenging (A) this Agreement or any Definitive Document or (B) the consummation of the Transaction contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii)          working together in good faith to finalize the Definitive Documents and all other documents relating thereto, including taking any and all reasonably necessary actions in furtherance of the Transaction and this Agreement and the other Transaction Agreements.

(iv)          not taking any action, including commencing or initiating (or encouraging any other person to commence or initiate) any proceeding or opposition, or failing to take any action, directly or indirectly, nor encouraging any other person or entity to take any action or fail to take any action, that is materially inconsistent with or that would prevent, interfere with, forestall, delay or impede the consummation of the Transaction.

Section 7.2            Blue Sky. The Credit Parties shall, on or before the Closing Date, take such action as the Credit Parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Rights Offering Notes and any Unsubscribed New First Lien Notes issued hereunder for sale to the Backstop Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Closing Date. The Credit Parties shall timely make all filings and reports relating to the offer and sale of the Rights Offering Notes and any Unsubscribed New First Lien Notes issued hereunder required under applicable securities and “Blue Sky” laws of the states of the United States following the Closing Date. The Credit Parties shall pay all fees and expenses in connection with satisfying its obligations under this Section 7.2.

Section 7.3            No Integration; No General Solicitation. Neither the Credit Parties nor any of their affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Unsubscribed New First Lien Notes in a manner that would require registration of the Unsubscribed New First Lien Notes to be issued by the Credit Parties on the Closing Date under the Securities Act. None of the Credit Parties or any of their affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Unsubscribed New First Lien Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2).

Section 7.4             Listing. The issued shares of capital stock of the Issuer shall at all times remain listed on the New York Stock Exchange.

Section 7.5           Compliance with the New First Lien Notes Indenture and Second Lien Subordinated Notes Indenture. Other than with respect to the Transactions, the Credit Parties shall abide by and comply with the covenants and restrictions described in the section “Description of New First Lien Notes” and “Description of New Second Lien Notes” in the Offering Memorandum from and after the date (the “Launch Date”) that the Offering Memorandum is first made available to holders of the Subordinated Notes as if the New First Lien Notes Indenture and Second Lien Subordinated Notes Indenture were entered into and legally binding on the Credit Parties on such date.

Section 7.6           Incurrence of Additional Debt Obligations. Other than with respect to the Transactions, the Credit Parties shall not incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other person or entity, whether or not evidenced by a note, bond, debenture, guarantee, indemnity, letter of credit or similar instrument, except in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement.

Section 7.7           Alternative Transactions. The Credit Parties shall not, and shall not encourage any other person to, solicit, engage in negotiations or otherwise pursue or enter into any Alternative Transaction.

Section 7.8           DTC Eligibility. To the extent permitted by DTC, the Credit Parties shall use commercially reasonable efforts to promptly make all New First Lien Notes deliverable to the Backstop Parties eligible for deposit with DTC.

Section 7.9           Use of Proceeds. The Issuer will apply the proceeds from the exercise of each of the Subscription Rights and the Oversubscription Rights and the sale of the Unsubscribed New First Lien Notes for general corporate purposes, including further increasing its liquidity and be subject to each covenant in the New First Lien Notes Indenture.

Section 7.10         Registration Rights Agreement. From and after the Closing Date each Backstop Party or any other holder of shares of Class A Common Stock issued hereunder, that are “control” or “restricted” securities or cannot be sold without volume or manner of sale restrictions under Rule 144 of the Securities Act, shall be entitled to registration rights for such holder’s shares of Class A Common Stock pursuant to the Registration Rights Agreement. Upon the effectiveness of a registration statement, the Company will cause the shares of Class A Common Stock to be approved for listing on the New York Stock Exchange. The Registration Rights Agreement to be entered into as of the Closing Date shall have terms that are customary for a transaction of this nature and shall be in form and substance reasonably acceptable to the Requisite Backstop Parties and the Credit Parties.

Section 7.11         Notes Legend. Each certificate evidencing New First Lien Notes that is issued in connection with this Agreement shall be stamped or otherwise imprinted with the legends described in “Notice to Investors; Transfer Restrictions” in the Offering Memorandum.

Section 7.12         Conditions to Modification of the Convertible Notes Exchange. The Company shall not modify the Convertible Notes Exchange in any manner whatsoever, including such that $600.0 million principal amount of the amended Convertible Notes does not receive a first-priority lien on the Collateral that is pari passu in all respects with the Credit Agreement Facility, the Existing First Lien Notes and the New First Lien Notes (subject to the terms of the Intercreditor Agreement) and the full $600.0 million principal amount is not due on May 1, 2026 with no springing maturities or put rights on behalf of the holders thereof. FOR THE AVOIDANCE OF DOUBT NO BACKSTOP PARTY IS AGREEING TO OR REQUIRED TO AGREE TO ANY ALTERNATIVE TRANSACTION.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 8.1           Conditions to the Obligations of the Backstop Parties. The obligations of each Backstop Party to consummate the Transaction contemplated hereby shall be subject to (unless waived or amended in accordance with Section 8.2 hereof) the satisfaction of the following conditions prior to or at the Closing:

(a)           Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation shall have been consummated, in all material respects, in accordance with the Definitive Documents (including the execution of the proposed amendments to the Subordinated Notes Indentures in the manner contemplated by the Offering Memorandum), and the Settlement Date shall have occurred.

(b)           Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the Definitive Documents, and the Rights Offering Expiration Time shall have occurred.

(c)           Opinions.

(i)             The Backstop Parties shall have received opinions from Weil, Gotshal & Manges LLP, counsel for the Credit Parties, on and dated as of the Closing Date, substantially in the form set forth in Exhibit C hereto.

(ii)            The Backstop Parties shall have received opinions from Quarles & Brady LLP, counsel for the Guarantors organized under the laws of the State of Arizona on and dated as of the Closing Date, in form and substance acceptable to the Requisite Backstop Parties.

(iii)           The Backstop Parties shall have received opinions from Husch Blackwell LLP, counsel for the Guarantors organized under the laws of Kansas and Missouri on and dated as of the Closing Date, in form and substance satisfactory to the Requisite Backstop Parties.

(d)           Fees and Expense Reimbursement. The Credit Parties shall have paid (or such amounts shall be paid concurrently with the Closing) all fees and expense reimbursement amounts invoiced through the Closing Date as required in accordance with the terms of the Transaction Support Agreement, the Milbank Fee Letter and the Guggenheim Fee Letter, which amounts may be paid from the proceeds from the Rights Offering.

(e)           Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Schedule 4 and required for the consummation of the Transaction contemplated by this Agreement or the other Definitive Documents shall have been made or received.

(f)            No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the Transaction contemplated by this Agreement or the other Definitive Documents.

(g)           Representations and Warranties.

(i)             The representations and warranties of the Credit Parties contained in Sections 4.5 (Rule 144A(d)(3)), 4.6 (No Registration), 4.7 (Investment Company Act), 4.9 (Due Incorporation), 4.10 (Authorized Shares) 4.12 (Due Authorization and Enforceability), 4.13 (Security Documents) (but as it relates to perfection of the security interests under the Security Documents, only to the extent any such security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code), 4.15 (No Conflict), 4.20 (No Violation), 4.32 (Money Laundering), 4.34 (OFAC), 4.35 (Anti-bribery), 4.36 (Sanctions) and 4.38 (Prohibited Dealings) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)            The representations and warranties of the Credit Parties contained in Sections 4.17 (Legal Proceedings), 4.23 (Tax Returns), 4.28 (Internal Controls) and 4.33 (Sarbanes-Oxley) shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii)           The representations and warranties of the Credit Parties contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement or the Transaction.

(h)           Covenants. The Credit Parties shall have performed and complied, in all material respects, in the reasonable determination of the Requisite Backstop Parties, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance on or prior to the Closing Date.

(i)            Material Adverse Effect. Since March 31, 2020, there shall not have occurred, and there shall not exist (i) except as described in the Offering Memorandum, any Event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any default or event of default under any material contract, including no Default or Event of Default (as each is defined under each Senior Debt Facilities) under each Senior Debt Facilities.

(j)            Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 8.1(g), (h), and (i) hereof have been satisfied.

(k)           Backstop Premiums. The Credit Parties shall have paid in cash or issued, as applicable (or such amounts shall be paid or issued, as applicable, concurrently with the Closing) to each Backstop Party and each Initial Backstop Party its portion of the Backstop Premiums as set forth in Section 3.2 hereof.

(l)            Funding Notice. The Backstop Parties shall have received the Funding Notice in accordance with the terms of this Agreement.

(m)          Transaction Support Agreement. The Transaction Support Agreement shall be in full force and effect and shall have not been terminated.

(n)           Execution of the Definitive Documents. Entry into the Definitive Documents in each case acceptable in form and substance to the Requisite Backstop Parties except for the Intercreditor Agreement, which shall be acceptable in form and substance to Backstop Parties holding at least 66% of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited, in their sole discretion.

(o)           Security Documents

(i)             The Backstop Parties shall have received each of the Security Documents, duly executed and delivered by the Issuers and the Guarantors and the Collateral Agent; and

(ii)            The Backstop Parties shall have received the results of a recent lien search with respect to the Issuer and the Guarantors in the jurisdiction where each such Issuer and Guarantor is located, and such search results shall reveal no liens on any assets of the Issuer and the Guarantors except for Permitted Liens (as defined in the New First Lien Notes Indenture) or liens discharged substantially concurrently with or prior to the Closing Date.

(p)           Escrow Certificate. Milbank LLP in its capacity as Noteholder Representative (as defined in the Subscription Escrow Agreement) shall have received a certificate from an officer of the Credit Parties certifying that (i) the conditions for the release of funds under the Subscription Escrow Agreement have been satisfied, (ii) the conditions in this Section 8.1 have been satisfied or waived as provided for herein and (iii) the Credit Parties have complied with their obligations and covenants of the Transaction Support Agreement.

(q)           Amendment to the Convertible Notes. $600.0 million principal amount of Convertible Notes are amended to receive a first-priority lien on the Collateral that is pari passu in all respects with the Credit Agreement Facility, the Existing First Lien Notes and the New First Lien Notes (subject to the terms of the Intercreditor Agreement) and the full $600.0 million principal amount is due on May 1, 2026 with no springing maturities or put rights on behalf of the holders thereof.

Section 8.2            Waiver or Amendment of Conditions to the Obligations of the Backstop Parties(a). All or any of the conditions set forth in Sections 8.1(a), (b), (c), (e), (f), (g), (h) (other than as set forth in the next sentence), (i), (j), (k), (m), (n) (other than as set forth in the next sentence) and (o) hereof may only be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by the Requisite Backstop Parties in their sole discretion, and if so waived, all Backstop Parties shall be bound by such waiver or amendment. The conditions set forth in (i) Section 8.1(q) hereof and in Section 8.1(h) hereof with respect to the covenant in Section 7.12 may only be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by Backstop Parties holding at least 90% of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited, in their sole discretion, and if so waived, all Backstop Parties shall be bound by such waiver or amendment and (ii) Section 8.1(n) hereof, solely with respect to the Intercreditor Agreement, may only be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by Backstop Parties holding at least 66% of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited, in their sole discretion, and if so waived, all Backstop Parties shall be bound by such waiver or amendment. THE DETERMINATION AS TO WHETHER THE COMPANY HAS COMPLIED WITH THE COVENANT IN SECTION 7.12 AND THE CONDITIONS IN SECTION 8.1(Q) AND SECTION8.1(N) SHALL BE DETERMINED BY EACH BACKSTOP PARTY IN ITS SOLE AND ABSOLUTE DISCRETION. Any of the conditions not listed in the preceding three sentences may only be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by all Backstop Parties.

Section 8.3            Conditions to the Obligations of the Credit Parties. The obligations of the Credit Parties to consummate the Transaction contemplated hereby at Closing with any Backstop Party is subject to (unless waived by the Credit Parties in writing in their sole discretion) the satisfaction of each of the following conditions:

(a)           Rights Offering. The Rights Offering Expiration Time shall have occurred, and the Credit Parties shall have received at least $200 million in cash pursuant to the Rights Offering.

(b)           No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the Transaction contemplated by this Agreement.

(c)           Representations and Warranties. The representations and warranties of the Backstop Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except for such representations and warranties in respect of which the failure to be true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of such Backstop Parties to consummate the Transaction.

(d)           Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(e)           Transaction Support Agreement. The Transaction Support Agreement shall be in full force and effect and shall have not been terminated as to all parties thereto; it being understood that termination with respect to one or more but not all of the Backstop Parties shall not constitute a failure of this condition to be satisfied.

ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION

Section 9.1             Indemnification Obligations. Subject to the limitations set forth in this Article IX, from and after the date of this Agreement, the Credit Parties (collectively, the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Backstop Party and its Affiliates, Related Funds, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Transaction contemplated hereby, including the Backstop Commitment, the Rights Offering, the payment of the Backstop Premiums, the use of the proceeds of the Rights Offering or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Credit Parties, their respective equity holders, Affiliates, Related Funds, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the Transaction contemplated by this Agreement is consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party or its Related Parties related to a Backstop Party Default by such Defaulting Backstop Party or its Related Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 9.2            Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent that it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Person who is party to such Indemnified Claims (in addition to one local counsel in each jurisdiction where local counsel is required), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 9.3             Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article IX. Notwithstanding anything in this Article IX to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article IX, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4             Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 9.1 hereof, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Backstop Parties, to be in the same proportion as (a) the total value received or proposed to be received by the Credit Parties pursuant to the issuance and sale of the New First Lien Notes in the Rights Offering and the Funding Amount contemplated by this Agreement bears to (b) the Backstop Premiums paid or issued, or proposed to be paid or issued, to the Backstop Parties and the Initial Backstop Parties. Subject to Section 9.6 hereof, the Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence to the Indemnifying Parties in connection with an Indemnified Claim.

Section 9.5            Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article IX are an integral part of the Transaction contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement.

Section 9.6             Survival of Representations, Warranties, Covenants, Indemnities and Agreements. All covenants and agreements made in this Agreement shall survive the Closing until satisfied in accordance with their terms, except for covenants and agreements that by their express terms are to be satisfied at Closing. All representations and warranties of the Credit Parties pursuant to Article IV shall survive Closing. The indemnification and other obligations of the Credit Parties pursuant to this Article IX and the other obligations set forth in Section 10.6 hereof shall survive the Closing until the latest date permitted by applicable Law.

ARTICLE X

TERMINATION

Section 10.1           Consensual Termination. This Agreement may be terminated, and the Transaction contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Credit Parties and the Requisite Backstop Parties.

Section 10.2           Automatic Termination; General. This Agreement shall automatically terminate:

(a)           upon Closing;

(b)           if the Transaction Support Agreement is terminated in accordance with its terms with respect to all Parties thereto;

(c)           if any Credit Party is adjudged bankrupt or insolvent, files a voluntary petition for relief seeking bankruptcy, dissolution, winding up, liquidation or other relief, under any bankruptcy, insolvency or similar laws, whether domestic or foreign, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property, makes a general assignment arrangement for the benefit of creditors or takes any corporate action for authorizing any of the foregoing;

(d)           if any involuntary case against any Credit Party is commenced or any involuntary petition seeking bankruptcy, dissolution, winding up, liquidation, administration or other relief in respect of any Credit Party or its debts, or a substantial part of its assets, under any bankruptcy, insolvency, administration, receivership or similar laws, whether domestic or foreign, is filed and either such involuntary proceeding is not dismissed within fifteen (15) days after the filing thereof or any court order grants the relief sought in such involuntary proceeding;

(e)           if any Credit Party admits in writing its inability to pay or meet its debts as they mature or suspends payments thereof or consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above or files an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(f)            the Credit Parties file any cause of action against and/or seek to restrict or hinder the enforcement of any rights of the holders of Subordinated Notes Claims in their capacity as such that is inconsistent with this Agreement (or if the Credit Parties support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party).

Section 10.3           Termination by the Credit Parties. This Agreement may be terminated by the Credit Parties upon written notice to each Backstop Party if:

(a)           the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 2.3(a) or Section 10.5(b) hereof); provided, that the Credit Parties shall not have the right to terminate this Agreement pursuant to this Section 10.3(a) if any of them is then in willful or intentional breach of this Agreement; or

(b)           if the Credit Parties shall not receive at least two hundred million United States dollars ($200,000,000) pursuant to the Rights Offering and this Agreement; provided, that any termination pursuant to this Section 10.3(b) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith.

Section 10.4           Termination by the Requisite Backstop Parties. This Agreement may be terminated by the Requisite Backstop Parties upon written notice to the Credit Parties if:

(a)           The Credit Parties have not commenced the Exchange Offer and Solicitation and the Rights Offering by the date hereof;

(b)           Definitive Documents.

(i)             The Definitive Documents (other than the Offering Memorandum and the Transaction Support Agreement (including the documents attached thereto as exhibits)) are not in a form acceptable to the Requisite Backstop Parties by (i) in the case of the New First Lien Notes Indenture and the Second Lien Subordinated Notes Indenture, July 21, 2020 and (ii) in the case of all other Definitive Documents, July 27, 2020;

(ii)            Drafts of all Definitive Documents (other than the Offering Memorandum, Transaction Support Agreement, New First Lien Notes Indenture and Second Lien Subordinated Notes Indenture) are not delivered to the Backstop Parties by July 21, 2020;

(c)           the Closing Date has not occurred by 4:00 p.m. (Eastern Time) on August 1, 2020; provided that the Requisite Backstop Parties may agree in writing to extend such deadline up to, but not exceeding, an aggregate of fourteen (14) days (as it may be extended pursuant to Section 2.3(a) or Section 10.5(b), the “Outside Date”);

(d)           any Credit Party shall have breached any representation, warranty, covenant or other agreement made by such Credit Party in this Agreement or any such representation or warranty shall have become inaccurate solely in respect of those breaches or inaccuracies that would, individually or in the aggregate, cause a condition set forth in Section 8.1(g), (h) or (j) not to be satisfied and, solely in respect of those breaches or inaccuracies that are capable of being cured, such breach or inaccuracy is not cured by such Credit Party by the earlier of (x) five (5) Business Days after the occurrence of such breach or after such representation or warranty has become inaccurate, and (y) three (3) Business Days prior to the Outside Date; provided, that this Agreement shall not terminate pursuant to this Section 10.4(d) if the Requisite Backstop Parties are then in willful or intentional breach of this Agreement;

(e)           since March 31, 2020, except as disclosed in the Offering Memorandum by the date hereof, there shall have occurred any Event, development, occurrence or change that, individually, or together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the performance of this Agreement or the Transaction;

(f)            (i) any of the Definitive Documents (including, in each case, any of the term sheets or exhibits thereto) is amended or modified in any material respect without the prior written consent of the Requisite Backstop Parties; (ii) any Credit Party suspends, terminates or revokes the Definitive Documents; or (iii) any Credit Party publicly announces its intention to take any such action listed in sub-clause (i) or (ii) of this subsection;

(g)           there has occurred any default or event of default under any material contract, including the occurrence of any Default or Event of Default (as each is defined under each Senior Debt Facilities) under each Senior Debt Facilities;

(h)           the Issuer’s Class A Capital Stock is no longer listed on the New York Stock Exchange; or

(i)            any Credit Party breaches or terminates the Milbank Fee Letter or the Guggenheim Engagement Letter.

Section 10.5           Termination by Backstop Parties(a).

(a)           This Agreement may be terminated by any Backstop Party, as to itself only, upon written notice to the Credit Parties if the Closing Date has not occurred by August 15, 2020.

(b)           If any Backstop Party denies or disaffirms this Agreement in writing (electronic or otherwise), or upon the occurrence of any termination by a Backstop Party (the “Withdrawing Backstop Party”) pursuant to Section 10.5(a) hereof, the remaining Backstop Parties (other than any Withdrawing Backstop Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Credit Parties to all Backstop Parties of such withdrawal, which notice shall be given promptly following the occurrence of such withdrawal and to all Backstop Parties substantially concurrently (such five (5) Business Day period, the “Backstop Party Withdrawal Replacement Period”), to make arrangements for one or more of the Backstop Parties (other than the Withdrawing Backstop Party) to purchase all or any portion of the Unsubscribed New First Lien Notes previously allocated to such Withdrawing Backstop Party (such purchase, a “Backstop Party Withdrawal Replacement”) on the terms and subject to the conditions set forth in this Agreement (such Backstop Parties, the “Withdrawal Replacement Backstop Parties”). Any such Unsubscribed New First Lien Notes purchased by or previously allocated to a Withdrawal Replacement Backstop Party (i) shall be included, among other things, in the determination of (x) the Unsubscribed New First Lien Notes to be purchased by such Withdrawal Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacement Backstop Party for all purposes hereunder, including the allocation of the Backstop Commitment Premiums, and (z) the Backstop Commitment of such Withdrawal Replacement Backstop Party for purposes of the definition of the “Requisite Backstop Parties” and (ii) shall not be included in the determination of the New First Lien Notes (other than Unsubscribed New First Lien Notes) to be purchased by such Withdrawal Replacement Backstop Party for all purposes hereunder; provided, that for the avoidance of doubt, nothing in this clause (ii) shall restrict such Withdrawal Replacement Backstop Party’s right to exercise its Subscription Rights or Oversubscription Rights. If the withdrawal of a Backstop Party occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Backstop Party Withdrawal Replacement to be completed within the Backstop Party Withdrawal Replacement Period.

(c)            Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New First Lien Notes, unless otherwise agreed by such Backstop Party pursuant to Section 2.2 hereof unless otherwise agreed by such Backstop Party pursuant to Section 2.3 hereof.

Section 10.6           Effect of Termination.

(a)            Upon termination of this Agreement as to all or any Party pursuant to this Article X, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of each such Party; provided, that (i) the obligations of the Credit Parties to pay the fees and expense reimbursement pursuant to Section 8.1(d) hereof and to satisfy their indemnification obligations pursuant to Article IX shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 10.6 and Article XI shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 11.10 hereof, nothing in this Section 10.6 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(a)            For the avoidance of doubt, upon any termination of this Agreement other than in connection with the consummation of the Closing, each Backstop Party will be deemed to have automatically revoked and withdrawn any exercise of its Subscription Rights, its Oversubscription Rights and its Backstop Commitments required to be provided pursuant to Section 2.2 and otherwise revoked and withdrawn all consents given to amend the Subordinated Notes, exchange or transfer to the Credit Parties any of its Subordinated Notes or Subordinated Notes Claims pursuant to this Agreement, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such exercises, amendments and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transaction, the Rights Offering, and this Agreement, and the Credit Parties agree not to accept any such exercises or consents or to consummate the Rights Offering, and to take all actions necessary or reasonably required to allow the Backstop Parties to arrange with their custodian and brokers to effectuate the withdrawal of such exercises and consents, including the reopening or extension of any withdrawal or similar periods.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)           If to the Credit Parties:

One AMC Way
11500 Ash Street, Leawood, KS 66211,
Attn: General Counsel[1]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Ray C. Schrock, P.C.
Corey Chivers

E-mail:	ray.schrock@weil.com
corey.chivers@weil.com

(b)          If to the Backstop Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth adjacent to each such Backstop Party’s name on the signature page of such Backstop Party hereto, with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, New York 10001
Attention:	Abhilash M. Raval
Michael Price
Paul Denaro

E-mail:	ARaval@milbank.com
MPrice@milbank.com
PDenaro@milbank.com

1 NTD: Please add email.

Section 11.2          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Credit Parties and the Requisite Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3, Section 2.6 or Section 2.7 hereof, and any purported assignment in violation of this Section 11.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article IX with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than to the Parties.

Section 11.3          Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, with respect to (i) the allocation of the Backstop Premiums and (ii) the Commitments of each of the Backstop Parties), except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed between or among the Parties will each continue in full force and effect to the extent applicable pursuant to the stated terms therein.

Section 11.4          Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, (II) SUCH PARTY OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.5          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 11.6          Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement, and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. Any facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 11.7          Waivers and Amendments; Rights Cumulative; Consent; Limitations. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Credit Parties and the Requisite Backstop Parties; provided, that, in addition to the foregoing consents, (a) any Backstop Party’s prior written consent shall be required for any amendment that would, directly or indirectly, (i) modify such Backstop Party’s Backstop Commitment Percentage or Initial Backstop Commitment Percentage, (ii) increase the Purchase Price to be paid in respect of the Unsubscribed New First Lien Notes, or (iii) have a materially adverse and disproportionate effect on such Backstop Party; and (b) the prior written consent of each Backstop Party shall be required for any amendment that would, directly or indirectly, modify a Significant Term. Notwithstanding the foregoing, Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Credit Parties and the Requisite Backstop Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 8.1, 8.2 and 8.3 hereof, the waiver and amendment of which shall be governed solely by Article VIII) may be waived or amended (A) by the Credit Parties only by a written instrument executed by the Credit Parties and (B) by the Requisite Backstop Parties only by a written instrument executed by the Requisite Backstop Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Notwithstanding anything to the contrary herein, the obligations, covenants and requirements of any Backstop Party under this Agreement shall only apply to such Backstop Party and the funds under its control from time to time.

Section 11.8          Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.9          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing any other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 11.10         Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

Section 11.11        No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties or the Credit Parties in respect of this Agreement or the Transaction contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties or the Credit Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Credit Parties or any of their Subsidiaries that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity, (d) no Backstop Party may rely or has relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Credit Parties or any of their Affiliates or any of their respective securities, and (e) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed New First Lien Notes, Backstop Commitment Percentage of its Backstop Commitment.

Section 11.12         Publicity.

At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Credit Parties and the Backstop Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon any such release) or otherwise making public announcements with respect to the Transaction contemplated by this Agreement as required in accordance with the terms of the Transaction Support Agreement. Unless required by applicable law or regulation, the Credit Parties agree to keep confidential the Backstop Commitment Percentage (including as set forth on Schedule 2), the Initial Backstop Commitment Percentage (including as set forth on Schedule 3), the designees and amounts for any designations made pursuant to Section 2.7, the funding amounts and Funding Notices pursuant to Section 2.4, and any bank account, securities account or other holdings information (including with respect to the Subordinated Notes) of the Backstop Parties or their Affiliates as of the date hereof and at any time hereafter, absent the prior written consent of any such Backstop Party; and if such announcement or disclosure is so required by law or regulation, the Credit Parties shall provide each Backstop Party with advanced notice of its intent to disclose such holdings information and shall afford each Backstop Party a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Credit Parties making such announcement or disclosure; provided that the Credit Parties shall not be required to incur any material costs and/or expenses or provide any indemnities or the like in order to comply with the foregoing. When attaching a copy of this Agreement to any public disclosure, the Credit Parties will redact any reference to a specific Backstop Party, its Backstop Commitment Percentage, its Initial Backstop Commitment Percentage or any of its holdings information, including the signature pages, Schedule 2 and Schedule 3 hereto .

Section 11.13        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Parties of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any Claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 11.13 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments.  For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any Claim under this Agreement or in connection with the Transaction contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 11.14         Fiduciary Duties. Nothing in this Agreement shall require the Credit Parties, nor the Credit Parties’ directors, managers, and officers, to take or refrain from taking any action (including terminating this Agreement under Article X hereof), to the extent that such person or persons determines, based on the advice of sophisticated outside counsel that is familiar with giving such advice, that taking, or refraining from taking, such action, as applicable, would be inconsistent with their fiduciary obligations under applicable Law; provided, that this Section 11.14 shall not impede any Party’s right to terminate this Agreement pursuant to Article X hereof.

Section 11.15        Severability. In the event that any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by law.

Section 11.16        Exchange Rate.

(a)           For purposes of calculating the Exchange Consideration and Early Exchange Consideration (each as defined in the Offering Memorandum) relating to the 6.375% Senior Subordinated Notes due 2024, the Parties shall use the “Mid Price” value of WM/Reuters Spot Closing Rate value as of 4:00 pm BST (London time) for the trading date prior to the Rights Offering Expiration Time, on the Bloomberg Terminal page “WMCO.”

(b)           For purposes of calculating the Subscription Rights and the Oversubscription Rights relating to the 6.375% Senior Subordinated Notes due 2024, the Parties shall use the “Mid Price” value of WM/Reuters Spot Closing Rate value as of 4:00 pm BST (London time) for the trading date prior to the date hereof, on the Bloomberg Terminal page “WMCO.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Executive Vice President and Chief Financial Officer

AMC CARD PROCESSING SERVICES, INC.

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: President and Chief Financial Officer

AMC ITD, LLC

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: President and Chief Financial Officer

AMC LICENSE SERVICES, LLC

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Chief Financial Officer

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Chief Financial Officer

[Signature Page to Backstop Commitment Agreement]

[Noteholder signature pages attached]

SCHEDULE 1 – GUARANTORS

Subsidiary Guarantors of Subordinated Notes, Credit Agreement Facility and Existing First Lien Notes	Jurisdiction
AMC CARD PROCESSING SERVICES, INC.	AZ
AMC ITD, LLC	KS
AMC LICENSE SERVICES, LLC	KS
AMERICAN MULTI-CINEMA, INC.	MO

SCHEDULE 2 – BACKSTOP COMMITMENTS

[Redacted]

SCHEDULE 3 – INITIAL BACKSTOP PARTIES

[Redacted]

SCHEDULE 4 – CONSENTS

[To come]

EXHIBIT A – TRANSACTION SUPPORT AGREEMENT

[see attached]

EXHIBIT B

FORM OF FUNDING NOTICE

July 27, 2020

[Commitment Party]

[Address]

To whom it may concern:

This Funding Notice is delivered pursuant to Section 2.4 of the Backstop Commitment Agreement, dated as of July 10, 2020 (the “Backstop Commitment Agreement”), among AMC Entertainment Holdings, Inc (the “Company”), each of the other credit parties listed on Schedule I thereto, you, and the other commitment parties party thereto. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the Backstop Commitment Agreement.

As of the date hereof, the Company hereby provides you written notice that:

1.                                the aggregate principal amount of Rights Offering Notes elected to be purchased by the Rights Offering Participants pursuant to their Subscription Rights was $_________________, and the aggregate Purchase Price therefor was $_________________;

2.                               the aggregate principal amount of Rights Offering Notes (x) elected to be purchased by the Rights Offering Participants pursuant to their Oversubscription Rights was $_________________ and (y) that is actually determined to be issued and sold by the Issuer to the Rights Offering Participants pursuant to the Oversubscription Rights is $__________________;

3.                               the aggregate principal amount of Rights Offering Notes (excluding any Unsubscribed New First Lien Notes and excluding the Oversubscription Amount) to be issued and sold by the Issuer pursuant to Subscription Rights held on account of your Subordinated Notes Claims is $_________________, and the aggregate Purchase Price therefor is $_________________ (your “Subscription Amount”);

4.                                the aggregate principal amount of Rights Offering Notes (excluding any Unsubscribed New First Lien Notes and excluding the Subscription Amount) to be issued and sold by the Issuer pursuant to Oversubscription Rights held on account of your Subordinated Notes Claims is $_________________ (your “Oversubscription Amount”);

5.                               the aggregate principal amount of Unsubscribed New First Lien Notes is $_________________, and the aggregate Purchase Price required for the purchase thereof is $_________________;

6.                               the aggregate principal amount of Unsubscribed New First Lien Notes (based upon your Backstop Commitment Percentage) to be issued and sold by the Company to you is $__________________, and the aggregate Purchase Price therefor is __________________ (your “Backstop Amount” and together with your Purchase Amount and Oversubscription Amount, your “Funding Amount”);

7.                               the aggregate Backstop Premium due to you is $________________, and the aggregate Oversubscription Premium due to you is $________________;

8.                               your aggregate Funding Amount (net of any Backstop Premiums or Oversubscription Premium due and payable in cash by the Issuer to such Backstop Party) is $__________________; as set forth in Exhibit A hereto1 and

9.                               the account information (including wiring instructions) for the escrow account to which you shall deliver and pay your Funding Amount (the “Subscription Account”) is set forth in Annex I hereto.2

You are not required to fund at this time. You are required to fund no later than [one Business Day prior to][on]3 the Closing Date.

Questions relating to this Funding Notice should be directed to ________________________ via email at ________________________________________ (please reference “AMC” in the subject line).

Sincerely,

Global Bondholder Services Corporation, as Rights Offering Subscription Agent

1 Note: The transfer agent shall attach a spreadsheet as Exhibit A showing the calculation of the Funding Amount.

2 Note: For Backstop Parties that elect to use the Escrow Account, Annex I will include the Escrow Account Information. For other parties, Annex I will include the information for the Issuer's segregated account.

3 Note: Backstop Parties subject to the proviso of 2.4(b) shall fund directly to the Issuer on the Closing Date.

EXHIBIT A

1.    Aggregate Elections and Issuances by Rights Offering Participants and Backstop Parties

	Aggregate principal amount elected to be purchased	Aggregate principal amount to be issued and sold	Aggregate purchase price
Rights Offering Notes Pursuant to Subscription Rights	$[ ]	$[ ]	$[ ]
Rights Offering Notes Pursuant to Oversubscription Rights	$[ ]	$[ ]	$[ ][4]
Unsubscribed New First Lien Notes Pursuant to Backstop Commitment	$[ ]	$[ ]	$[ ][5]
Total	$[ ]	$200,000,000.00	$200,000,000.00

2.    Aggregate Premiums due to Oversubscription and Backstop Parties

Aggregate principal amount to be issued and sold pursuant to Oversubscription Rights	$[ ]
Oversubscription Premium percentage	20.0%
Oversubscription Premium	$[ ]

Maximum cash amount of Backstop Commitment Premium	$20,000,000.00
Less: Oversubcription Premium (from above)	($[ ]	)
Cash amount of Backstop Commitment Premium	$[ ]

3.    Your Funding Amount

	Applicable Percentage[6]		$ Amount
Subscription Amount	[ ]	%	$[ ]
Oversubscription Amount	[ ]	%	$[ ]
Unsubscribed New First Lien Notes	[ ]	%	$[ ]
Less: Initial Backstop Premium	[ ]	%	($[ ]	)
Less: Cash amount of Backstop Commitment Premium	[ ]	%	($[ ]	)
Less: Oversubcription Premium	[ ]	%	($[ ]	)
Funding Amount			$[ ]

Class A Common Stock of Backstop Premium	[ ] shares

4 Excluding the aggregate Oversubscription Premium.

5 Excluding the aggregate Backstop Premium.

6 Your percentage of the aggregate issuances and premiums due.

ANNEX I